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                                                                    EXHIBIT 99.1


                              [COMPANY LETTERHEAD]


May 14, 2002


United States Securities and Exchange Commission
Washington, DC 20549

Re: Temporary Note 3T to Article 3 of Regulation S-X

Ladies and Gentlemen:

The Weatherford International, Inc. 401(k) Savings Plan has obtained representation from Arthur Andersen LLP, dated as of May 14, 2002, that states:

"We have audited the statement of net assets available for plan benefits of the Weatherford International, Inc. 401(k) Savings Plan as of December 31, 2001, and the related statement of changes in net assets available for plan benefits for the year then ended and have issued our report thereon dated May 14, 2002. We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen LLP is not relevant to this audit."

WEATHERFORD INTERNATIONAL, INC.
401(k) SAVINGS PLAN


By:  /s/ Jon R. Nicholson
     -----------------------------------------
     Senior Vice President, Human Resources
     and Information Technology,
     For Weatherford International, Inc., and
     Administrative Committee Member